SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

N/A

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which offsetting fee was paid previously. Identify the precious filing by registration statement number, or the former schedule and the date of its filing.

LOGIC DEVICES INCORPORATED

395 West Java Drive

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 13, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the Annual Meeting) of LOGIC Devices Incorporated, a California corporation, will be held at the Four Points Sheraton, 1250 Lakeside Drive, Sunnyvale, California 94085, on March 13, 2003, at 9:00 a.m., local time, for the following purposes:

1.	To elect a Board of Directors; and
2.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 3, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,
/s/ Kimiko Milheim
Kimiko Milheim Secretary

Sunnyvale, California

February 10, 2003

THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

LOGIC DEVICES INCORPORATED

395 West Java Drive

Sunnyvale, California 94089

PROXY STATEMENT

March 13, 2003

INTRODUCTION

The accompanying Proxy is solicited by the Board of Directors (the Board) of LOGIC Devices Incorporated, a California corporation (the Company), for use at the Annual Meeting of Shareholders (the Annual Meeting or the Meeting) of the Company to be held on the date, at the time and place, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. The Company's principal executive offices are located at 395 West Java Drive, Sunnyvale, California 94089, and its telephone number is (408) 542-5400. Shareholders of record at the close of business on February 3, 2003 are entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying Proxy are being mailed to shareholders on or about February 10, 2003.

THE MEETING

On February 3, 2003, there were issued and outstanding 6,630,688 shares of common stock, no par value (Common Stock), held by approximately 3,200 holders of record. Each share of Common Stock entitles the holder thereof to vote on all matters submitted to a vote of shareholders, except for the election of directors in which holders of Common Stock may cumulate their votes.

The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a majority of the outstanding shares of Common Stock represented and voting at the meeting, in person or by proxy, (which shares voting affirmatively also constitute at least a majority of the required quorum) will be necessary for the taking of all action that may properly come before the Meeting. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present. Shares represented by broker non-votes will be considered present at the Annual Meeting and will be counted in determining whether a quorum is present. With respect to all matters, abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any proposal.

Shareholders are permitted to vote cumulatively in the election of directors, and the candidates receiving the highest number of affirmative votes will be elected. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder and permits each shareholder to cumulate such votes for one candidate or distribute such votes among the candidates in such proportion as the shareholder may determine. In order to vote cumulatively, a shareholder must give notice of his intention to cumulate votes by proxy or at the meeting, and all candidates must be placed in nomination prior to voting. After any shareholder has properly given such notice, every shareholder will be entitled to cumulate his votes in the election of directors.

Certain shareholders have given notice of their intention to cumulate their votes.

Proxies and Proxy Solicitation

All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated, the proxies will be voted for the election of each nominee named below under "Election of Directors" (including if a shareholder properly gives notice of intention to cumulate, in such cumulative proportions as the proxies determine) in their sole discretion. If any other matters are properly presented at the meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice or revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or if a shareholder is present at the meeting, he may elect to vote his shares personally.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, or telegram. The Company will also request brokers, custodians, nominees, and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers, custodians, nominees, and other fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

ELECTION OF DIRECTORS

At the Meeting, the Board of five Directors is to be elected. See "Election of Directors - Information Concerning Nominees for Election as Directors." Each director elected at the meeting will hold office until the next Annual Meeting of Shareholders of the Company or until his respective successor is duly elected and qualified. See "The Meeting."

The Board has nominated and it is the intention of the persons named as proxies in the enclosed proxy, unless otherwise instructed, to vote for the election of the nominees named below, each of which has consented to serve as a director, if elected. All of the nominees have previously served as directors of the Company. The proxies solicited hereby will not be voted for a greater number of persons than the number of nominees named.

     The Board of Directors recommends a vote FOR ALL of the nominees.

Information Concerning Nominees for Election as Directors

The following information is furnished with respect to each nominee:

Nominee	Age	Year First Elected	Principal Occupation and Other Directorships (1)

Howard L. Farkas	78	1983

Mr. Farkas has been a director of the Company since its inception. Mr. Farkas is the owner and managing broker of Windsor Gardens Realty, Inc., a residential real estate brokerage company, which he co-founded in 1964. He also serves as President of Farkas Group, Inc., a company that provides management services to various business interests. He serves as a director of Synthetech, Inc., a public chemical research and manufacturing company whose products are used extensively in new drug research, Union Bank & Trust, Northwestern Engineering Company, U.S. Nursing Corporation, NDG Corporation, and Ivory LLC, Aragorn LLC, and Strider LLC, which are in the gas and oil exploration and development business.

William J Volz	55	1983

Mr. Volz is a founder of the Company and has been a director since its inception. Mr. Volz has been President and principal executive officer of the Company since December 1987. He served as the Company's Vice President of Engineering from August 1983 to December 1987.

Albert Morrison Jr.	66	1983

Mr. Morrison has served as a director of the Company since 1983. He has also served as Chairman of Morrison Brown Argiz & Company, P.C., a certified public accounting firm in Miami, Florida, since 1969. He is a member of the Board of Directors of Heico Corporation, a member of the Board of Directors for Florida International University, and Chairman of the Miami-Dade County Industrial Development Authority.

Fredric J. Harris	62	1999

Mr. Harris joined the Board of Directors in 1999. He holds the CUBIC Signal Processing Chair of the Communication Systems and Signal Processing Institute at San Diego State University, where he has taught since 1967. He holds a number of patents on digital receiver and digital signal processing ("DSP") technology and lectures throughout the world on DSP applications. He consults for organizations requiring high-performance DSP systems and has been a fellow of the Institute of Electrical and Electronic Engineers since January 2003.

Joel S. Kanter	46	2002

Mr. Kanter joined the Board of Directors in 2002. Since 1986, he has served as President and Director of Windy City, Inc., a privately held firm specializing in public and private equity investments. He also serves as a director for Encore Medical Corporation, a publicly-traded manufacturer of implant devices; Greystone Medical Group, Inc., a development stage pharmaceutical company; I-Flow Corporation, a publicly-traded manufacturer of home infusion pumps; Magna Labs, Inc., a publicly-traded development stage medical device company; and Mariner Post Acute Network, Inc., a publicly-traded leading provider of skilled nursing care.

(1)

Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940 are required to be listed in the above table.

Board and Committee Meetings

The Board has an Audit Committee and a Compensation Committee. Presently, the members of the Audit Committee are Messrs. Farkas, Morrison, and Kanter. The entire Board (with interested members abstaining) rather than the Compensation Committee participated in compensation matters during fiscal 2002. For fiscal 2003, the Compensation Committee will include Messrs. Farkas, Morrison, and Kanter.

The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, engaging and discharging independent auditors, approving any non-audit services to be performed by the independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls, and directing and supervising special investigations. The Audit Committee held five meetings during fiscal 2002.

The functions of the Compensation Committee include reviewing and making recommendations to the Board with respect to the compensation of officers and employees of the Company and establishing employee benefit programs. The Compensation Committee held no meetings during fiscal 2002.

The Board has not designated a Nominating Committee; rather, the Board, as a whole, performs the functions that would otherwise be delegated to such a committee. In recommending Board candidates, the Board seeks individuals of proven judgment and competence, and considers such factors as anticipated participation in Board actions, education, geographic location, and special talents or attributes.

The Board held four meetings during fiscal 2002. Each of the directors, other than Mr. Harris, attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of which he was a member.

Executive Officers

The following is a list of the executive officers of the Company as of February 10, 2003:

Name	Age	Position(s) held with the Company and history

William J. Volz	55

Mr. Volz is the President of the Company and a Director. He is a founder of the Company and has been a director since its inception. Mr. Volz has been President and principal operating officer of the Company since December 1987. He served as the Company's Vice President of Engineering from August 1983 to December 1987.

Kimiko Milheim	32

Ms. Milheim is the Chief Financial Officer and Secretary of the Company. She joined the Company in November 1999. Ms. Milheim is a Certified Public Accountant, with a Masters of Business Administration from the University of California, Irvine. Prior to joining the Company, she was General Accounting Manager at ArthroCare Corporation, an Audit Manager at BDO Seidman, LLP, and an In-Charge Accountant with the Office of the California State Auditor.

Dennis Gross	48	Mr. Gross joined the Company in 1995 as European Sales Director, and was appointed Vice President of Sales in November 1999. Prior to joining the Company, he was with Raytheon Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 3, 2003, certain information concerning the beneficial ownership of Common Stock by each shareholder known by the Company to be the beneficial owner of more than five percent, by each director, by each executive officer, and by executive officers and directors as a group. The Company believes the beneficial owners named in the table have sole voting and investment power with respect to the shares owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table:

Name and Address of Beneficial Owner	Beneficial Share Ownership (1)	Percentage of Ownership (2)
5% Shareholders:
S.A. Hellerstein, Trustee of the Farkas Trusts (3)	624,305	9.4%
1139 Delaware St. Denver, CO 80204
Chicago Investments, Inc. (4)	550,000	8.3%
934 N. Main St. Sheridan, WY 82801
Dimensional Fund Advisors, Inc. (5)	347,400	5.2%
1299 Ocean Ave., 11th Fl. Santa Monica, CA 90401
Directors:
Howard L. Farkas (6) (7) (9)	295,000	4.4%
6601 E. Progress Ave. Englewood, CO 80111

William J. Volz	698,438	10.5%
395 W. Java Dr. Sunnyvale, CA 94089
Albert Morrison Jr. (6) (7)	95,877	1.4%
1001 Brickell Bay Dr., 9th Fl. Miami, FL 33131
Fredric J. Harris (6) (8)	100,000	1.5%
Electrical and Computer Engineering Department San Diego State University 5500 Companile Dr. San Diego, CA 92182-1309
Joel S. Kanter (6) (10)	50,000	0.7%
8000 Towers Crescent Dr. Vienna, VA 22182
Executive Officers:
Kimiko Milheim (11)	45,000	0.7%
395 W. Java Dr. Sunnyvale, CA 94089
Dennis Gross (12)	97,500	1.5%
395 W. Java Dr. Sunnyvale, CA 94089
All Directors and Executive Officers as a group (seven persons)	1,381,815	20.7%

(1)

Assumes the exercise of any warrants or options held by such person that are exercisable as of February 3, 2003 or within 60 day s thereafter, but not the exercise of any other person's warrants or options.

(2)	Reflects 6,630,688 shares of common stock outstanding as of February 3, 2003.
(3)	Consists of 15 irrevocable trusts administered by Mr. Hellerstein, an independent trustee, the beneficiaries of which consist of Mr. Farkas and members of his family.
(4)	A Delaware corporation, whose directors and officers include Kanter family members, but exclude Mr. Kanter.
(5)	Based solely on the Schedule 13F filed by Dimensional Fund Advisors, Inc. on October 28, 2002.
(6)

Such beneficial share ownership includes options for common stock obtained from special one-time option grants of 75,000 to Mr. Farkas, and 50,000 to Messrs. Farkas, Morrison, Harris, and Kanter, pursuant to the 1998 Director Stock Incentive Plan. See "Executive Compensation - Compensation of Directors."

(7)

Such beneficial share ownership includes options for 45,000 shares of common stock granted upon reelection to the Board under the 1998 Director Stock Incentive Plan. See "Executive Compensation - Compensation of Directors."

(8)

Such beneficial share ownership includes 25,000 shares of common stock granted to Mr. Harris at the time of his accepted appointment to the Board, and options for 25,000 shares of common stock granted upon reelection to the Board under the 1998 Director Stock Incentive Plan. See "Executive Compensation - Compensation of Directors."

(9)	Mr. Farkas disclaims any beneficial share ownership of the shares held by Mr. Hellerstein, as trustee of the Farkas Trusts.
(10)	Mr. Kanter disclaims any beneficial share ownership of the shares held by Chicago Investments, Inc.
(11)

Such beneficial share ownership reflects the number of shares underlying granted options for common stock that are exercisable as of February 3, 2003, or within 60 days thereafter. Ms. Milheim has also been granted options for an additional 10,000 shares of common stock, which are not exercisable as of February 3, 2003, and will not become exercisable within 60 days thereafter.

(12)

Such beneficial share ownership reflects the number of shares underlying granted options for common stock that are exercisable as of February 3, 2003, or within 60 days thereafter. Mr. Gross has also been granted options for an additional 12,500 shares of common stock, which are not exercisable as of February 3, 2003, and will not become exercisable within 60 days thereafter.

Compliance with Section 16(a) of the Exchange Act

Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during fiscal 2002 and Form 5 and amendments thereto furnished to the Company with respect to fiscal 2002, the Company is not aware of any directors, officers, or beneficial owners of more than 10% of the shares of the Company's Common Stock who failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year, except as has previously been reported by the Company, and Messrs. Kanter and Volz filed their Form 5s late (one transaction reported) for the fiscal year ended September 29, 2002, and Messrs. Farkas, Harris, and Morrison filed their Form 5s late (two transactions reported) for the fiscal year ended September 29, 2002.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth the compensation paid by the Company during fiscal 2002, 2001, and 2000, to the Company's most highly paid executive officers serving at the end of fiscal 2002, whose total annual salary and bonus exceeded $100,000 (the Named Executive Officers):

		Annual Compensation		Long-term Compensation Awards (No. of Shares Underlying Options)
Name and Position	Year	Salary ($) [1]	Bonus ($)
William J. Volz, President	2002	172,600	-	-
	2001	160,600	-	-
	2000	126,600	-	-

Kimiko Milheim, Chief Financial Officer	2002	103,000	-	-
	2001	97,100	5,000	40,000
	2000	75,400	5,000	15,000

1 Due to the Company having a fiscal year comprised of 52 weeks of seven days each, beginning Monday and ending Sunday, the fiscal years referenced above are as follows: for 2002, fiscal year ended September 29, 2002; for 2001, fiscal year ended September 30, 2001; and for fiscal 2000, fiscal year ended October 1, 2000.

Stock Options

There were no common stock options granted to or exercised by the Named Executive Officers during fiscal 2002.

As of September 29, 2002, no Named Executive Officers held "in-the-money" options, which are options whose exercise price was less than the market price of the common stock as of September 29, 2002 ($0.76 per share on The NASDAQ National Market, as of September 27, 2002, the last trading day within the Company's fiscal 2002).

Ms. Milheim held 31,250 exercisable common stock options and 23,750 non-exercisable common stock options as of September 29, 2002. Mr. Volz holds no common stock options, as a result of the April 2, 2002 voluntary forfeiture of his 200,000 common stock options under the 1998 Director Stock Incentive Plan.

Compensation of Directors

Non-employee directors did not receive any cash compensation during fiscal 2002, or in previous years, for either their services as directors or for their services on the various Board committees.

Under the Company's 1998 Director Stock Incentive Plan, each non-employee director who is elected and continues to serve on the Board receives an automatic annual grant of 10,000 common stock options, beginning with the first Annual Shareholder Meeting following their initial election or appointment to the Board. Each of these options has an exercise price per share equal to the closing fair market value of the Company's common stock on the automatic grant date, and has a maximum term of five years. Each option is immediately exercisable for all the 10,000 shares. Since the available pool of options to be granted was only 15,000 as of March 12, 2002, each of Messrs. Farkas, Morrison, and Harris received an option to purchase 5,000 shares of the Company's common stock, following his reelection to the Board by the shareholders of the Company on such date. These options have an exercise price of $1.60. Mr. Kanter did not serve on the Board prior to March 12, 2002, so he was not eligible to receive an automatic grant on such date.

On April 2, 2002, Mr. Volz voluntarily forfeited his 200,000 stock options granted to him in 1998, under the 1998 Director Stock Incentive Plan. Subsequently, on May 20, 2002, the Board authorized amendment of the 1998 Director Stock Incentive Plan to allow one-time special grants of 50,000 common stock options to the non-employee directors, at an exercise price of $1.10, the closing fair market value on that date. Therefore, Messrs. Farkas, Morrison, Harris, and Kanter each received a grant of 50,000 common stock options.

Employment Agreements

The Company currently has no employment agreements with any of its employees. None of the Company's executive officers have employment or severance agreements with the Company.

Compensation Committee Interlocks and Insider Participation

All matters concerning executive compensation in fiscal 2002 were addressed by the full Board of Directors of the Company, including Messrs. Farkas, Volz, Morrison, Harris, and Kanter. Mr. Volz also acts as the Company's President and principal executive officer, and does not participate in compensation matters pertaining to his salary or option grants. While Mr. Volz is eligible, he has never received any option grants under the employees' stock incentive plans.

REPORT OF THE COMPENSATION COMMITTEE

The incorporation by reference of this Proxy Statement into any document or registration statement filed with the Securities and Exchange Commission by the Company shall not be deemed to include the following report and related information, unless such report is specifically stated to be incorporated by reference into such document.

During fiscal 2002, the Board of Directors was principally responsible for executive compensation matters, including but not limited to: review and approval of base salaries, approval of individual bonuses and bonus programs for executive officers, administration of certain employee benefit programs, and review and approval of stock option grants to all employees, including the executive officers of the Company.

Overview

The overall policy of the Board was to offer the Company's executive officers competitive compensation opportunities, based upon their personal performance, the financial performance of the Company, and their contribution to that performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which is determined on the basis of the individual's position and responsibilities with the Company, the level of the individual's performance, and the financial performance of the Company; (ii) incentive performance awards payable in cash and tied to the achievement of performance goals; and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interest between the executive officers and the Company's shareholders.

Components of Executive Compensation

Several important factors considered in establishing the components of each executive officer's compensation package are summarized below. Additional factors were taken into account to a lesser degree. The Board of Directors may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. The base salary for each officer is set primarily on the basis of personal performance and internal comparability considerations and, to a lesser extent, on the financial performance of the Company. Because of the Company's financial performance over the past five fiscal years, the base salary levels of the executive officers have not increased significantly above the levels in effect for them for fiscal year 2001.

Cash Incentive Compensation. The Company has no regular established cash incentive compensation program for its executive officers. The Board did not review the possibility of cash incentives for executive officers based on the performance of the specific officer and on the financial performance of the Company.

Long-term Stock-Based Incentive Compensation. The Company has two long-term stock-based incentive compensation programs, consisting of the 1996 Stock Incentive Plan and the Logic Devices Incorporated Incentive and Non-Qualified Stock Option Plan (collectively, the Stock Incentive Plans), for which each of the Company's executive officers have been eligible to participate. Under the Stock Incentive Plans, a committee of the Board of Directors, as comprised from time to time (the Plans Committee) periodically approves grants of common stock options to the executive officers. The grants are designed to align the interest of each executive officer with those of the shareholders, and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Generally, each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the current level of ownership in relation to other executive officers, the executive officer's current level of performance, and the executive officer's potential for future responsibility and promotion over the option term. The Plans Committee also takes into account the number of vested and unvested options held by the executive officer to maintain an appropriate level of equity incentive for that individual. The Plans Committee does not adhere to any specific guidelines as to the relative option holding of the Company's executive officers under the Stock Incentive Plans. The options granted to the Named Executive Officers under the Stock Incentive Plans, for the Company's fiscal years 2000 to 2002 are included in the Summary Compensation Table as Long-term Compensation Awards.

Compensation of the Principal Executive Officer

The Company's President and principal executive officer's base compensation for fiscal 2002 was determined by evaluating the factors discussed above in connection with assessing the overall performance of the President, comparing his base salary to that of other chief executive officers in the semiconductor industry, and evaluating the performance of the Company. The President's base annual compensation for fiscal 2002 was not increased from his base annual compensation in fiscal 2001.

With respect to matters related to all elements of compensation, the Board of Directors submits this report.

Howard L. Farkas
William J. Volz
Albert Morrison Jr.
Fredric J. Harris
Joel S. Kanter

REPORT OF THE AUDIT COMMITTEE

The incorporation by reference of this Proxy Statement into any document or registration statement filed with the Securities and Exchange Commission by the Company shall not be deemed to include the following report and related information, unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the Board in carrying out its oversight responsibilities for the Company's financial reporting process, audit process, and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in the Company's Annual Report on Form 10-K. The Audit Committee is comprised solely of directors, who are independent as required by NASDAQ listing standards.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 29, 2002 with the Company's management. The Audit Committee has discussed with Hood & Strong LLP, the Company's independent certified public accountants, for the fiscal year ended September 29, 2002, the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication with Audit Committee."

The Audit Committee has also received the written disclosures and the letter from Hood & Strong LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," and the Audit Committee has discussed the independence of Hood & Strong LLP with that firm. The Audit Committee reviewed non-audit services provided by its independent accountants for the fiscal year, and determined that those services did not impair the accountants' independence. The Audit Committee is also responsible for handling disagreements with the Company's independent accountants or the termination of their engagement. There were no disagreements during the last fiscal year.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2002, for filing with the Securities and Exchange Commission.

The Board of Directors has adopted a written charter for the Audit Committee.

Howard L. Farkas
Albert Morrison Jr.
Joel S. Kanter

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of its last fiscal year, the Company has engaged in no transactions or series of similar transactions with any of its officers, directors, or principal shareholders, or, to the knowledge of the Company, with any of their affiliates in which the amount invested exceeded $60,000. Also, no such transactions are currently contemplated.

COMPANY PERFORMANCE GRAPH

The incorporation by reference of this Proxy Statement into any document or registration statement filed with the Securities and Exchange Commission by the Company shall not be deemed to include the following report and related information, unless such report is specifically stated to be incorporated by reference into such document.

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Electronic Components Stock Index and S&P 500 Index for the period of five years commencing September 30, 1997 and ending September 29, 2002. The graph and table assume that $100 was invested on September 30, 1997 in each of the Company's Common Stock, the NASDAQ Electronics Components Index, and the S&P 500 Index, and that all dividends were reinvested.

	Cumulative Total Return
	9/97	9/98	9/99	9/00	9/01	9/02

LOGIC Devices Incorporated	100.00	53.85	84.62	59.63	29.54	27.69
S & P 500	100.00	109.05	139.37	157.88	115.85	92.12
NASDAQ Electronic Components Index	100.00	79.62	161.82	284.59	80.21	53.51

ACCOUNTANTS

The firm of Hood & Strong LLP was the Company's independent certified public accountants for the fiscal year ended September 29, 2002. The Company has selected, and the Audit Committee of the Board of Directors has approved the selection of Hood & Strong LLP as its independent certified public accountants for the fiscal year ended September 28, 2003. A representative of Hood & Strong LLP is expected to attend the Annual Meeting, where he will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Hood & Strong LLP in connection with the audit of the Company's fiscal 2002 financial statements and the reviews of the financial statements including in the Company's forms 10-Q for fiscal 2002 were approximately $58,000, including expenses.

Financial Information Systems Design and Implementation Fees

The Company did not utilize the services of Hood & Strong LLP in the design or implementation of its financial information systems during fiscal 2002.

All Other Fees

The aggregate fees billed by Hood & Strong LLP in connection with the preparation of the Company's tax returns and general accounting and tax advice provided to the Company for fiscal 2002 were approximately $31,600, including expenses. The Audit Committee considers the provision of such services to be compatible with maintaining Hood & Strong LLP's independence.

2004 ANNUAL MEETING OF SHAREHOLDERS

Any proposals of shareholders, intended to be personally presented at the 2004 Annual Meeting of Shareholders, must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of Proxy no later than October 16, 2003. Any such proposals will be subject to the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors,
/s/ Kimiko Milheim
Kimiko Milheim Secretary

Sunnyvale, California

February 10, 2003

LOGIC Device Incorporated

Annual Meeting of Shareholders - March 13, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of LOGIC Devices Incorporated, a California corporation, hereby acknowledge(s) receipt of the Proxy Statement dated February 10, 2003, and hereby appoint(s) Howard L. Farkas, William J. Volz, Albert Morrison, Jr., Fredric J. Harris, Joel S. Kanter and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of LOGIC Devices Incorporated, to be held March 13, 2003 at 9:00 a.m., Pacific Standard Time, at the Four Points Sheraton, 1250 Lakeside Drive, Sunnyvale, California 94086, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LOGIC Devices Incorporated

THE DIRECTORS RECOMMEND A VOTE "FOR ALL" in ITEM 1

Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominees number on the line below.
1.	To elect as Directors of LOGIC Devices Incorporated the		[ ]	[ ]	[ ]

nominees listed below. To cumulate votes, do NOT mark "For All, Withhold All, or For All Except." Instead, check box below, and indicate percentage(s) aggregating no greater than 100% for one or more desired nominees below:

	1) Howard L. Farkas	4) Fredric J. Harris
	2) William J. Volz	5) Joel S. Kanter
3) Al Morrison. Jr.

2.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
To cumulate votes for Directors, check box at right and			[ ]
indicate percentage(s) for one or more desired nominees above

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR ALL in item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date